Exhibit 99.1

News Release

AstraZeneca and Nektar Sign Worldwide Agreement for Nektar
Drug Development Programmes – NKTR-118 and NKTR-119 —
to Address Opioid-Induced Constipation

LONDON and SAN CARLOS, CA — September 21, 2009 — AstraZeneca and Nektar Therapeutics announced today that they have entered into an exclusive worldwide license agreement for two drug development programmes: NKTR-118, a late stage investigational product being evaluated for the treatment of opioid-induced constipation, and the NKTR-119 programme, an early stage programme that is intended to deliver products for the treatment of pain without constipation side effects.  Both programmes were developed by Nektar, utilizing their proprietary small molecule advanced polymer conjugate technology platform.

Under the terms of the agreement, AstraZeneca will assume the responsibility for the continued development of both the NKTR-118 and NKTR-119 programmes, including the initiation of late-stage clinical studies for NKTR-118.  AstraZeneca expects completion of the design of the phase III programme in the near term, and anticipates filing the drug with regulators in 2013.  AstraZeneca will also be responsible for global manufacturing and marketing for both programmes.  Under the agreement, Nektar will receive an upfront payment of $125 million for both NKTR-118 and NKTR-119.

NKTR-118 has completed a Phase 2 clinical trial and is being developed to treat constipation caused by the use of opioid pain products. Under the agreement, for NKTR-118, Nektar is eligible to receive up to $235 million in aggregate payments upon the achievement of certain regulatory milestones, as well as additional tiered sales milestone payments of up to $375 million if the product achieves considerable levels of commercial success.  Nektar will also be eligible to receive significant double-digit royalty payments on net sales of NKTR-118 worldwide.

NKTR-119 is an early stage drug development programme that is intended to combine oral NKTR-118 with selected opioids, with the goal of treating pain without the side effect of constipation traditionally associated with opioid therapy.  AstraZeneca will continue the development of this programme, including determining the appropriate opioid combinations with NKTR-118.  For NKTR-119, Nektar would receive development milestone payments as well as tiered sales milestone payments.  Nektar will also receive significant double-digit royalty payments on NKTR-119 net sales worldwide.

“NKTR-118 is an important late stage programme that has the potential to address a real need for patients,” said David Brennan, Chief Executive Officer of AstraZeneca.  “We are excited about this agreement with Nektar, as it provides us the opportunity to apply our deep knowledge and expertise in neuroscience, oncology and gastrointestinal areas of medicine to create real value for patients. This is a good example of using externalisation to enrich the company’s late-stage pipeline.”

“We are extremely pleased to enter into this exclusive global license agreement with AstraZeneca,” said Howard W. Robin, President and Chief Executive Officer of Nektar Therapeutics. “AstraZeneca has a strong history of creating and establishing market-leading brands, which makes them the ideal development and commercial partner for our NKTR-118 and NKTR-119 programmes.  In addition to the promise that these potential products provide to patients, this partnership validates Nektar’s successful strategy to create novel oral small molecule drug candidates with our advanced polymer conjugate technology platform.”

NKTR-118 is an investigational drug candidate that combines Nektar's advanced small molecule polymer conjugate technology platform with naloxol, a derivative of the opioid-antagonist drug, naloxone.  Results from NKTR-118’s Phase 2 clinical trial will be presented at an oral plenary session of the American College of Gastroenterology 2009 Annual Scientific Meeting in October.

The agreement is subject to review by the United States Government under the Hart-Scott Rodino Act and becomes effective after the expiration or earlier termination of the waiting period (or any extension thereof).

-ENDS-
NOTES TO EDITORS:

About Opioid Induced Constipation

It is estimated that for those patients who take opiates chronically for pain management, anywhere from 40-90% of such patients will develop constipation.  Less than half of those patients find effective relief from current treatment options that include prescription and over-the-counter laxatives and stool softeners. These symptoms of bowel dysfunction are a result of the drug binding to the mu-opioid receptor in the gut(1).  Opioid-induced bowel dysfunction encompasses symptoms such as constipation, bloating, abdominal cramping, and gastroesophageal reflux. Constipation is the hallmark of this syndrome and is generally its most prominent component.

According to IMS Health, about 230 million prescriptions were written for opioids in 2007 in the United States alone. This is estimated to represent about 65-75% of the worldwide opioid market.  Currently, there are no oral drugs approved that are indicated to treat opioid-induced constipation.  Opioid bowel dysfunction and opioid-induced constipation can significantly impact quality of life and increase healthcare utilisation.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacturing and marketing of meaningful prescription medicines and supplier for healthcare services. AstraZeneca is one of the world's leading pharmaceutical companies with healthcare sales of US$ 31.6 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infectious disease medicines.  For more information about AstraZeneca, please visit: www.astrazeneca.com

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms.  Nektar's technology and drug development expertise have enabled nine approved products in the U.S. or Europe for partners, which include leading biopharmaceutical companies, including UCB's Cimzia®, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.  Nektar has created a robust pipeline of potentially high-value therapeutics to address unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules.  Nektar is currently conducting clinical and preclinical programmes in oncology, pain and other therapeutic areas.  NKTR-102, PEGylated irinotecan, is currently in Phase 2 clinical studies in ovarian, breast and colorectal cancer.  NKTR-105, PEGylated docetaxel, is currently in a Phase 1 clinical study in patients with refractory solid tumors.

Nektar is headquartered in San Carlos, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India.  Further information about the company and its drug development programmes and capabilities may be found online at http://www.nektar.com.

# # #
Nektar Investor Enquiries:

Jennifer Ruddock/Nektar Therapeutics	+1 650-631-4954

Susan Noonan/SAN Group	(212) 966-3650

Nektar Media Enquiries:

Karen Bergman/BCC Partners	(650) 323-1717

AZ Media Enquiries:

Neil McCrae	+44 20 7304 5045 (24 hours)

Chris Sampson	+44 20 7304 5130 (24 hours)

Sarah Lindgreen	+44 20 7304 5033 (24 hours)

Emily Denney	+1 302 885 3451

AZ Investor Enquiries UK:

Jonathan Hunt	+44 207 304 5087	mob: +44 7775 704032

Karl Hard	+44 207 304 5322	mob: +44 7789 654364

AZ Investor Enquiries US:

Ed Seage	+1 302 886 4065	mob: +1 302 373 1361

Jorgen Winroth	+1 212 579 0506	mob: +1 917 612 4043

1. Panchal SJ, Muller-Schwefe P, Wurzelmann JI. Opioid-induced bowel dysfunction: prevalence, pathophysiology and burden. Int J Clin Pract. 2007;61(7):1181-1187